UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 1, 2009, Mrs. Beihong “Linda” Zhang was appointed as Executive Vice President and Chief Financial Officer of Fushi Copperweld, Inc. (the “Company”). Mrs. Zhang will succeed Wenbing “Christopher” Wang as the Company’s Chief Financial Officer, effective immediately.  Mr. Wang will continue to serve as the Company’s President and a member of the board of directors.

Mrs. Zhang has over 13 years of experience in portfolio investment, corporate finance, and accounting. Most recently, from 2003 to August 2009, Mrs. Zhang was the Chief Financial Officer for Marco Consulting Group for its investment consulting business in Chicago. Prior to that, she served as Strategic Consultant at M Moser Associates where she led and coordinated corporate structuring and M&A efforts in line with strategic plans. Fluent in both Mandarin and English, holds an M.B.A. in Finance from the Smeal College of Business at The Pennsylvania State University and a Bachelor of Science degree in Engineering and Architecture from Tongji University, Shanghai. She is also a charter holder of Chartered Financial Analyst and Financial Risk Manager.

The Company and Mrs. Zhang have executed an executive employment agreement dated as of September 1, 2009 (the “Employment Agreement”) setting forth certain terms of her employment. In accordance with the Employment Agreement, Mrs. Zhang will receive a base salary of $150,000 per year and a year end performance bonus as determined by the Board of Directors of the Company.  In addition, Mrs. Zhang will receive stock options to purchase a total of 100,000 shares at a strike price equal to the closing price of the Company’s common stock on the date of the Employment Agreement.  50,000 options vest on the one year anniversary of the Employment Agreement, an additional 30,000 options vest on the second anniversary of the Employment Agreement and the remaining 20,000 options vest on the third anniversary of the Employment Agreement.  Mrs. Zhang is entitled to a severance payment upon termination without Cause (as defined in the Employment Agreement) by the Company or for Good Reason (as defined in the Employment Agreement) of (i) a lump sum cash payment in the amount of any accrued and unpaid salary as of her date of termination, (ii) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, (iii) a lump sum cash payment equal to the pro rata amount of any bonus payable with respect to the fiscal year in which termination occurs, and (iv) an amount equal to the sum of 50% of her then current annual base salary and 50% of the average annual cash bonus payments paid by the Company to the executive during the preceding three fiscal years of the Company.  The term of Mrs. Zhang’s employment shall be for one year unless it is terminated earlier pursuant to the terms of the Employment Agreement and provided that such terms shall be automatically extended for an additional one year period upon the same terms and conditions contained in the Employment Agreement on the expiration date of the initial term unless a written notice of nonrenewal is given by either party at least six full months prior to the expiration date of the then current term.

Mrs. Zhang has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mrs. Zhang had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Executive Employment Agreement dated as of September 1, 2009 between the Company and Beihong (Linda) Zhang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: September 8, 2009
	By:	/s/ Chris Wang
Name: Chris Wang
Title: President